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EXHIBIT 99-1

NEWS RELEASE
FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:                          COMPANY CONTACT:
Hayden Communications                                Anthony J. Simonetta
Brett Maas     (brett@haydenir.com)                  Chief Financial Officer
Matt Hayden  (matt@haydenir.com)                     (302) 456-6789
(843) 272-4653                                       www.sdix.com



STRATEGIC DIAGNOSTICS SIGNS EXCLUSIVE DISTRIBUTION AGREEMENT WITH US BIOSYSTEMS

NEWARK, DEL., APRIL 21, 2005 - STRATEGIC DIAGNOSTICS INC. (NASDAQ: SDIX), a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial and environmental applications, today announced signing an exclusive distribution agreement with US Biosystems (USB), a leading provider of environmental testing and data management services headquartered in Boca Raton, Florida. Under the terms of the agreement USB receives preferred marketing rights to SDI's line of environmental test kits when sold through an analytical, laboratory channel.

"We are extremely excited about the opportunities created as a result of signing this agreement with USB," commented Matthew Knight, President and CEO of SDI. "SDI maintains the broadest portfolio of Point Of Use environmental immunoassays and over the years the company has added additional Point Of Use test kits based on non-immunoassay technology. Teaming up with USB represents a significant step in developing new market channels recognizing our customers buying practices. Traditionally, fixed based laboratories considered Point Of Use field tests and immunoassays a competitive method. The ability to take two seemingly 'competing' offerings and turn them into truly `complementary' services may lead to significant market opportunities for both SDI and USB."

US Biosystems is the largest environmental testing laboratory in the state of Florida, holding multiple state and federal certifications including the National Environmental Laboratory Accreditation Program (NELAC), and is known for its commitment to high standard Quality Assurance/Quality Control Programs. USB has invested significant capital in advanced information technology systems to manage and deliver data electronically to customers in a format that allows them to make rapid decisions. Earlier this month, US Biosystems merged with QC Laboratories to form Genapure Corporation to provide food, pharmaceutical and environmental testing services nationwide.

"US Biosystems will offer a certified and validated version of the test service to its clients. We believe the combination of on-site rapid assay testing along with fixed based traditional testing will provide the greatest value proposition to our client in terms of cost, speed, accuracy and defensibility. We are confident this unique combination will allow our respective companies to increase market share in the mature $1.8 billion environmental testing market," said Richard Albert, President of US Biosystems.



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Prior to signing the agreement, the companies validated the product applications and model for point of use testing. With the announcement of this agreement US Biosystems will initiate commercialization activities of an expanded range of services, adding point of use testing services supported by company technicians.

About Strategic Diagnostics Inc.
SDI develops and markets biotechnology based detection solutions for a broad range of agricultural, industrial, environmental and water management applications. By leveraging its expertise in immunology, proteomics, bio-luminescence, and other bio-reactive technologies with innovative application and production capabilities, the Company is able to provide sophisticated diagnostic testing and immunoreagent systems to a diverse customer base serving multiple vertical markets. The Strategic BioSolutions business unit of SDI serves the research, human diagnostic and pharmaceutical sectors with a wide range of services including complete outsourcing for the production of monoclonal and polyclonal antibodies used in commercialized products offered by leading diagnostic and pharmaceutical companies. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are pending trademarks for SDI.

About US Biosystems
US Biosystems, a wholly owned subsidiary of Genapure Corporation, provides fixed based analytical testing solutions to the environmental testing market. By leveraging its expertise in data management, information technology, logistics management and analytical chemistry the company has differentiated its services from the traditional analytical laboratory. US Biosystems provides sophisticated testing and data management services to a diverse customer base serving the engineering, chemical, manufacturing, refining, waste management and related environmental markets. Information about US Biosystems is available at www.usbiosystems.com. Genapure Corporation provides analytical testing and outsourced quality control services to clients in the pharmaceutical, food and environmental industries. The company operates nine facilities and a field services fleet of 70 vehicles. Information about Genapure Corporation is available at www.genapure.com.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.